CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Torrent Energy Corp. and Subsidiaries ("the Company") of our report dated July 2, 2007, on our audit of the consolidated balance sheets of the Company as of March 31, 2007 and 2006, and the related consolidated financial statements of operations, stockholders' equity (deficit), and cash flows for the years ended March 31, 2007, 2006, and 2005, and for the period from October 8, 2001 (date of inception) through March 31, 2007. The financial statements for the period from October 8, 2001 through March 31, 2004, were audited by other auditors whose report, dated April 7, 2004, expressed an unqualified opinion (modified for going concern uncertainties).

Our report, dated July 2, 2007, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

July 13, 2007
Seattle, Washington